Exhibit 5.1

HUNTON & WILLIAMS LLP 2200 PENNSYLVANIA AVENUE, NW WASHINGTON, D.C. 20037-1701 TEL 202 ● 955 ● 1500 FAX 202 ● 778 ● 2201
FILE NO: 86939.000003

February 23, 2016

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

$1,250,000,000 6.600% Senior Notes due 2036

$750,000,000 6.750% Senior Notes due 2046

Ladies and Gentlemen:

We have acted as special counsel for General Motors Company, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $1,250,000,000 aggregate principal amount of the Company’s 6.600% Senior Notes due 2036 and $750,000,000 aggregate principal amount of the Company’s 6.750% Senior Notes due 2046 (collectively, the “Securities”) under the Indenture, dated as of September 27, 2013, and a Third Supplemental Indenture, dated as of the date hereof (collectively, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and pursuant to a Registration Statement on Form S-3 (File Number: 333-195601) (the “Registration Statement”), including a base prospectus, dated April 30, 2014 (the “Base Prospectus”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the final prospectus supplement, dated February 18, 2016, filed with the Commission pursuant to Rule 424(b) under the Securities Act (collectively with the Base Prospectus, the “Prospectus”) and an Underwriting Agreement, dated February 18, 2016 (the “Underwriting Agreement”), by and among the Company and the several underwriters named in Schedule I thereto, for whom Goldman, Sachs & Co., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In arriving at the opinion expressed below, we have examined originals or reproductions or certified copies of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things: (i) the Registration Statement; (ii) the Prospectus; (iii) the Indenture; (iv) copies of the global notes

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

February 23, 2016

representing the Securities; (v) the Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware; (vi) the Amended and Restated By-Laws of the Company; (vii) resolutions of the Company’s Board of Directors, adopted on December 7-8, 2015; (viii) resolutions of the Pricing Committee of the Company’s Board of Directors, adopted on February 18, 2016; and (ix) the Underwriting Agreement.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, and (iv) the genuineness of signatures not witnessed by us. With your consent, we have also assumed that (a) the Indenture and the Securities (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto, other than by the Company, (b) the Documents constitute legally valid and binding obligations of the parties thereto, other than the Company, enforceable against each of them in accordance with their respective terms, and (c) the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, any governmental authorities.

We are opining herein as to the internal laws of the States of New York and the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the affect thereon, of the laws of any other jurisdiction.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to issue the Securities in accordance with and subject to their terms and the terms of the Indenture.

2. The Securities are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the qualification that the validity and enforceability of the Company’s obligations under the Indenture and the Securities may be

February 23, 2016

subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing. We express no opinion regarding any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provisions of applicable law or any provision that permits holders to collect any portion of the stated principal amount upon the acceleration of the Securities to the extent determined to constitute unearned interest.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP